SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934
                                (Amendment No. )

Filed by the Registrant[X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement               [_] Confidential, for use of the
                                                  Commission only (as permitted
                                                  by Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Express Scripts, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement. If other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:
                                                     ---------------------------

(5)  Total fee paid:
                    ------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:
                               -------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:
                                                     ---------------------------

   (3)  Filing party:
                     -----------------------------------------------------------

   (4)  Date filed:
                   -------------------------------------------------------------

                                    [GRAPHIC]

Express Scripts /R/
Charting the Future of Pharmacy

                             EXPRESS SCRIPTS, INC.
                             13900 Riverport Drive
                       Maryland Heights, Missouri 63043

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 22, 2002

                               -----------------

   The 2002 Annual Meeting of Stockholders of EXPRESS SCRIPTS, INC., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, on Wednesday, May 22, 2002, at 9:30 a.m. Central Time (the "Meeting"), to consider and act upon the following matters:

      1. to elect eleven (11) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

      2. to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the Company's current fiscal year; and

      3. to transact such other business as may properly come before the Meeting or any adjournments thereof.

   Only stockholders of record at the close of business on April 12, 2002, are entitled to notice of and to vote at the Meeting. At least ten days prior to the Meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Meeting, during ordinary business hours, at the office of the Secretary of the Company at 13900 Riverport Drive, Maryland Heights, Missouri 63043. As a stockholder of record, you are cordially invited to attend the Meeting in person. Whether or not you expect to be present at the Meeting, please either complete, sign and date the enclosed Proxy and mail it promptly in the enclosed envelope, or vote electronically via the Internet or telephone as described in greater detail in the Proxy Statement. Returning the enclosed Proxy, or voting electronically or telephonically, will not affect your right to vote in person if you attend the Meeting.

                                          By Order of the Board of Directors

                                          /s/ Thomas M. Boudreau
                                          Thomas M. Boudreau
                                          Secretary

13900 Riverport Drive
Maryland Heights, Missouri 63043
April 24, 2002

   Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

    Proxy Statement...................................................  3

    Voting Securities.................................................  3

    Security Ownership of Certain Beneficial Owners and Management....  5

    Item I--Election of Directors.....................................  7

       Committees of the Board of Directors...........................  8

       Report of the Audit Committee..................................  9

       Directors' Compensation........................................  10

       Report of the Compensation Committee on Executive Compensation.  10

       Compensation Committee Interlocks and Insider Participation....  14

       Performance Graph..............................................  15

       Executive Compensation.........................................  16

       Section 16(a) Beneficial Ownership Reporting Compliance........  24

       Certain Relationships and Related Transactions.................  25

    Item II--Ratification of Appointment of Independent Accountants...  27

       Stockholder Proposals..........................................  28

       Other Matters..................................................  28

       Voting Via the Internet or By Telephone........................  28

       Solicitation of Proxies........................................  29

                                    [GRAPHIC]

Express Scripts /R/
Charting the Future of Pharmacy

                             EXPRESS SCRIPTS, INC.
                             13900 Riverport Drive
                       Maryland Heights, Missouri 63043

                               -----------------

                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                PROXY STATEMENT

                               -----------------

   This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Express Scripts, Inc., a Delaware corporation (the "Company"), to be voted at the 2002 Annual Meeting of Stockholders of the Company (the "Meeting") and any adjournment thereof. The Meeting will be held at the principal executive offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, on Wednesday, May 22, 2002, at 9:30 a.m. Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. This Proxy Statement and the accompanying Proxy will be first sent or given to stockholders on or about April 24, 2002.

   Instead of submitting your Proxy with the paper proxy card, you may be able to vote by telephone or electronically via the Internet. See "Voting Via the Internet or By Telephone" on page 28 of this Proxy Statement, or the instructions on the proxy card, for further details. Please note that there are separate Internet and telephone voting arrangements depending upon whether your shares are registered in your name or in the name of a broker or bank.

   If you vote by telephone or Internet, it is not necessary to return your proxy card.

   If you do not choose to vote by telephone or Internet, a Proxy, in the accompanying form, which is properly executed and duly returned to the Company, or a Proxy which is submitted electronically via the Internet or by telephone, and which proxy is not revoked, will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted as follows: (i) for the nominees for director named in this Proxy Statement; (ii) for ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2002; and (iii) in accordance with the recommendation of management on any other matter that may properly be brought before the Meeting and any adjournment thereof. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by executing and delivering a subsequent Proxy or by attending and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote will have been cast pursuant to the authority conferred by such Proxy. If you vote via the Internet or by telephone, you may also revoke your Proxy by attending the Meeting or by voting again, at a later time, via the Internet, by telephone, or by submitting the Proxy card in accordance with the instructions thereon.

                               VOTING SECURITIES

   Stockholders of record as of the close of business on April 12, 2002 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date there were 79,981,841 outstanding shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"). Unless otherwise provided, all references to shares of Common Stock in this Proxy Statement have been adjusted to reflect the two-for-one stock split effective June 22, 2001, in the form of a stock dividend of one share for each outstanding share to holders of record on June 8, 2001 (the "2001 Stock Split").

   Prior to May 2001, the Company had two authorized classes of Common Stock--Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and Class B Common Stock, $.01 par value per share

(the "Class B Common Stock")--with no shares of Class B Common Stock outstanding since the completion of certain transactions in November 2000 (as described below). In May 2001, the Stockholders approved an Amended and Restated Certificate of Incorporation which, among other things, consolidated and renamed the Company's classes of common stock. Prior to the amendment, the Company had 181,000,000 authorized shares of Common Stock consisting of 150,000,000 shares of Class A Common Stock and 31,000,000 shares of Class B Common Stock. Pursuant to the Amended and Restated Certificate of Incorporation, the Class B Common Stock was eliminated and each share of Class A Common Stock was renamed as "Common Stock." As a result, the Company now has 181,000,000 shares of Common Stock authorized.

   All of the outstanding shares of the Class B Common Stock were owned by NYLIFE HealthCare Management, Inc. ("NYLife HealthCare"), a Delaware corporation and an indirect subsidiary of New York Life Insurance Company, a New York mutual insurance company ("New York Life"). The Class B Common Stock was convertible into shares of Class A Common Stock on a share-for-share basis at any time at the option of the holder and would be converted automatically to Class A Common Stock upon any transfer to any entity other than New York Life or its affiliates. On November 7, 2000, NYLife HealthCare exchanged each outstanding share of Class B Common Stock for one share of Class A Common Stock and then immediately distributed such shares to NYLIFE, LLC ("NYLife"), a Delaware limited liability company and a subsidiary of New York Life. Immediately following the exchange and distribution to NYLife, NYLife completed the sale of a portion of its shares of Common Stock (then known as Class A Common Stock) to the public through a secondary offering (the "November 2000 Offering"). Contemporaneous with the November 2000 Offering, the Express Scripts Automatic Exchange Security Trust (the "Trust"), a closed-end investment company that is not affiliated with the Company, sold 6,900,000 investment units to the public. Upon maturity of the investment units, the Trust may deliver up to 6,900,000 shares of Common Stock owned by NYLife to the holders of the investment units. The Company did not and will not receive any proceeds from the secondary offering or the offering by the Trust. Under the terms of the transaction, NYLife retained the right to vote the 6,900,000 shares that the Trust may deliver upon exchange of the Trust issued investment units.

   In August 2001, New York Life and NYLife entered into a ten-year forward sale contract with an affiliate of Credit Suisse First Boston Corporation (the "Forward Sale Contract") with respect to 4,500,000 of its shares of the Common Stock (the "Forward Sale Shares"). Absent the occurrence of certain accelerating events, New York Life has reported that it retains the right to vote the Forward Sale Shares during the term of the Forward Sale Contract.

   Under the Stockholder and Registration Rights Agreement entered into in connection with the November 2000 Offering, New York Life agreed to vote its shares as follows: (i) New York Life is required to vote its 16,240,000 shares (which includes the above-described 6,900,000 Trust shares, the 4,500,000 Forward Sale Shares and 4,840,000 other shares) in favor of the slate of nominees for directors which have been recommended by our Board of Directors for election by stockholders at the Meeting; and (ii) prior to delivery of any shares of Common Stock by the Trust to the holders of the Trust investment units, New York Life will vote the 6,900,000 Trust shares in the same proportion and to the same effect as the votes cast by other stockholders at any meeting of stockholders, subject to certain exceptions including the election of directors as described above. In August 2001, however, the Company and New York Life amended the terms of the Stockholder and Registration Rights Agreement to alter the above-described voting requirements with respect to any of the Forward Sale Shares held by third parties under the Forward Sale Contract and which New York Life would be required to recall in order to vote. Pursuant to the amendment, New York Life is not required to recall and vote any such shares unless specifically required to do so by the Company. The Company has not requested that New York Life recall any of the Forward Sale Shares in order to vote them at the Meeting. See "Certain Relationships and Related Transactions" beginning on page 25 for additional information regarding these transactions.

   Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by Proxy, of the holders of shares entitled to cast a majority of the votes of all outstanding shares entitled to vote will constitute a quorum at the Meeting. A stockholder who abstains from a vote by registering an abstention vote will be deemed present at the Meeting for quorum purposes, but such abstention will have the same effect as a vote against the particular matter under consideration. If a nominee holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the Meeting for quorum purposes but will be disregarded in connection with the matter being voted upon. Thus, on the proposal to elect directors, which requires a plurality of the votes of shares present in person or represented by Proxy and entitled to vote on the election of directors, abstentions and non-votes will have no effect. However, the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2002 requires the affirmative vote of the holders of a majority of the stock having voting power on such matter present, in person or by Proxy, and entitled to vote at the Meeting, voting as a single class. Accordingly, abstentions will have the same effect as votes against such matter, while non-votes will be disregarded and have no effect on the outcome of such matter.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 2002 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Officers") and each director of the Company, and (iii) all executive officers and directors of the Company as a group. Included are amounts of shares which may be acquired on March 1, 2002 or within 60 days of March 1, 2002 pursuant to the exercise of stock options by employees or outside directors. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

                                                            Shares Beneficially Owned
                                                            ------------------------
                                                                           Percent of
Name and Address                                               Number        Class
----------------                                             ----------    ----------
Stuart L. Bascomb(1).......................................    137,160         *
Gary G. Benanav(2).........................................      5,667         *
Frank J. Borelli(3)........................................     38,400         *
Nicholas J. LaHowchic......................................         --          --
Thomas P. Mac Mahon........................................      2,500         *
John O. Parker, Jr.........................................         --          --
Seymour Sternberg(4).......................................     13,667         *
Barrett A. Toan(5).........................................    996,000       1.28%
Howard L. Waltman(6).......................................    102,000         *
Norman Zachary(7)..........................................     52,000         *
Linda L. Logsdon(8)........................................    188,220         *
David A. Lowenberg(9)......................................    198,505         *
George Paz(10).............................................    126,920         *
Directors and Executive Officers as a Group(18 persons)(11)  2,139,176       2.74%
New York Life Insurance Company(12)(13).................... 16,240,000       20.79%
  51 Madison Avenue
  New York, NY 10010

--------
  *  Indicates less than 1%
 (1) Consists of options for 92,200 shares granted under the Company's Amended and Restated 1992 and 1994 Stock Option Plans, and its 2000 Long-Term Incentive Plan (collectively, the "Employee Stock Option Plans"), 28,360 restricted shares awarded under the 2000 Long-Term Incentive Plan ("2000 LTIP"), and 16,600 shares owned by Mr. Bascomb, of which 6,600 shares are held as co-trustee (with shared voting and dispositive power) of a trust for the benefit of his mother. Excluded are 3,895 phantom shares invested in the Company Stock Fund under the Company's Executive Deferred Compensation Plan (the "EDCP"), calculated as of December 31, 2001.

 (2) Consists of options for 4,667 shares granted under the Amended and Restated 1992 Stock Option Plan for Outside Directors (the "Outside Directors Plan"), and 1,000 shares owned by Mr. Benanav.
 (3) Consists of 38,400 shares granted under the Outside Directors Plan.
 (4) Consists of options for 4,667 shares granted under the Outside Directors Plan, and 9,000 shares owned by Mr. Sternberg, but excludes 720 shares held by Mr. Sternberg's son as to which shares Mr. Sternberg disclaims beneficial ownership.
 (5) Consists of options for 814,000 shares granted under the Employee Stock Option Plans, (See "Executive Compensation--Stock Options" for a description of certain restrictions on Mr. Toan's ability to transfer shares subject to options and "Executive Compensation--Employment Agreements" for a description of the terms of his employment agreement with the Company governing his options), 43,000 shares owned by Mr. Toan, and 139,000 restricted shares awarded under the 2000 LTIP. Excluded are 1,497 phantom shares invested in the Company Stock Fund under the EDCP.
 (6) Consists of options for 101,000 shares granted under the Outside Directors Plan, and 1,000 shares owned by Mr. Waltman.
 (7) Consists of options for 45,000 shares granted under the Outside Directors Plan, 3,500 shares held in a trust established by Mr. Zachary, and 3,500 shares held in a trust established by Mr. Zachary's spouse.
 (8) Consists of options for 152,760 shares granted under the Employee Stock Option Plans, 11,000 shares owned by Ms. Logsdon, and 24,460 restricted shares awarded under the 2000 LTIP. Excluded are 4,160 phantom shares invested in the Company Stock Fund under the EDCP, calculated as of December 31, 2001.
 (9) Consists of options for 162,080 shares granted under the Employee Stock Option Plans, 475 shares owned by Mr. Lowenberg and 35,600 restricted shares awarded under the 2000 LTIP. Excluded are 350 shares held by Mr. Lowenberg's minor children, as to which Mr. Lowenberg disclaims beneficial ownership, and 409 phantom shares invested in the Company Stock Fund under the EDCP, calculated as of December 31, 2001.
(10) Consists of options for 98,160 shares granted under the Employee Stock Option Plans, 400 shares owned by Mr. Paz, and 28,360 restricted shares awarded under the 2000 LTIP. Excluded are 99 phantom shares invested in the Company Stock Fund under the EDCP, calculated as of December 31, 2001.
(11) Consists of options for 1,675,574 shares granted under the Outside Directors Plan and the Employee Stock Option Plans, 95,545 shares owned by directors and officers as a group, and 329,657 restricted shares awarded under the 2000 LTIP. Excluded are 10,628 phantom shares invested in the Company Stock Fund under the EDCP, calculated as of December 31, 2001.
(12) The information with respect to the beneficial ownership of these shares as of December 31, 2001 has been obtained from a copy of an Amendment No. 3 to Schedule 13G filed February 14, 2002. Such filing reports that the beneficial owner shares voting power with respect to all of the shares reported but has sole dispositive power as to all of the shares reported. As of December 31, 2001, NYLife was the beneficial owner of the shares, and New York Life owns the entire limited liability company interest of NYLife and may, as a result, be deemed to be the beneficial owner of the shares. On December 21, 2001, NYLife declared a distribution payable to New York Life which includes 11,740,000 shares of Common Stock (including the 6,900,000 Trust shares), which distribution was effected on February 11, 2002, As described under "Voting Securities" above, New York Life has retained the right to vote 6,900,000 shares of Common Stock which the Trust may deliver upon exchange of the Trust Securities offered in the Trust offering, unless such shares are delivered pursuant to the terms of the Trust. New York Life and its subsidiaries have agreed to vote any shares of Common Stock that may be delivered by the Trust in the same proportion and to the same effect as the votes cast by our other stockholders at any meeting of stockholders, subject to certain exceptions including the election of directors. In addition, as also described in "Voting Securities" above, in August 2001 New York Life entered into the Forward Sale Contract with respect to 4,500,000 shares of Common Stock. Absent the occurrence of certain accelerating events, New York Life retains the right to vote the Forward Sale Shares, but is subject to restrictions on the transfer of such Forward Sale Shares.
(13) Messrs. Benanav and Sternberg, directors of the Company, are also directors and/or held various executive positions with New York Life and/or NYLife, as described herein. They disclaim beneficial ownership of the Company's Common Stock owned by NYLife or New York Life.

                           I.  ELECTION OF DIRECTORS

   In July 2001, the number of directors was increased from nine to ten by the Board of Directors as provided in the Company's Bylaws. In April 2002, the number of directors was increased again to eleven, and Barbara Hill was elected to fill the vacancy created by such increase. At the Meeting, all eleven of the directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named below. Unless otherwise specified, all Proxies will be voted in favor of the eleven nominees listed below for election as directors of the Company.

   The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. If a vacancy occurs among the original nominees prior to the Meeting, the Proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes cast. New York Life and its subsidiaries are contractually obligated to vote their shares (including Trust shares) for election of the eleven nominees.

   In connection with the November 2000 Offering, the Company agreed that New York Life would have the right to nominate up to two directors, subject to certain conditions as described in "Certain Relationships and Related Transactions--Relationship with New York Life--Stockholder and Registration Rights Agreement" beginning on page 25. Messrs. Benanav and Sternberg have been so nominated by New York Life.

   The following information is furnished as of March 1, 2002, with respect to each of the nominees for the Board of Directors:

Name, Position and Principal Occupation

   Stuart L. Bascomb, 60, was elected a director of the Company in January 2000. Mr. Bascomb has been an Executive Vice President of the Company since March 1989, serving as the Executive Vice President of Sales and Provider Relations from May 1996 to the present, and as the Executive Vice President and Chief Financial Officer from March 1992 until May 1996.

   Gary G. Benanav, 56, was elected a director of the Company in January 2000. Mr. Benanav has been Chairman and Chief Executive Officer of New York Life International, Inc. since December 1997, and a Vice Chairman of New York Life since November 1999. He was Executive Vice President of New York Life from December 1997 until November 1999. Prior to joining New York Life, Mr. Benanav served as the Chairman of Aeris Ventures, a venture capital firm, from January 1997 until November 1997 and as the Chief Operating Officer of ProHealth Physicians, Inc., a physicians' management services organization, from October 1996 until November 1997. He is also a director of New York Life and Barnes Group, Inc.

   Frank J. Borelli, 66, was elected a director of the Company in January 2000. Mr. Borelli has been Senior Advisor and Retired Chief Financial Officer of Marsh & McLennan Companies ("MMC"), a global professional services firm, since January 2001. Mr. Borelli was Senior Vice President and a director of MMC from October 1984 until January 2001, and was also Chief Financial Officer of MMC from October 1984 until January 2000. Mr. Borelli is also a director of The Interpublic Group of Companies Inc.

   Barbara B. Hill, 49, was elected President and a director of the Company in April 2002. Ms. Hill previously served as a director of the Company from January 2000 until March 2001, at which time she resigned from the Board due to potential conflicts that might have arisen as a result of her employment with CIGNA HealthCare. Prior to joining the Company Ms. Hill was Senior Vice-President of Operations for CIGNA HealthCare from November 2000 to January 2002. Ms. Hill was also President and Chief Executive Officer of Rush Prudential Health Plans ("Rush") from 1996 until Rush was acquired by WellPoint Health Networks, Inc. ("WellPoint"), after which she remained with WellPoint through a transition period ending in June 2000.

   Nicholas J. LaHowchic, 51, was elected a director of the Company in July 2001 to fill a vacancy on the Board. Mr. LaHowchic has been President and Chief Executive Officer of Limited Logistics Services, Inc. ("LLS") since October 1997. LLS provides distribution and supply chain services to retailers including its parent company, The Limited, Inc. Prior to joining LLS, Mr. LaHowchic was President of Becton Dickinson Supply Chain Services, an operating division of medical supplies manufacturer Becton, Dickinson and Company.

   Thomas P. Mac Mahon, 55, was elected a director of the Company in March 2001. Mr. Mac Mahon has served as President and Chief Executive Officer and a member of the Executive and Management Committees of Laboratory Corporation of America ("LabCorp"), the second largest independent clinical laboratory company in the U.S., since January 1997. Mr. Mac Mahon has been a director of LabCorp since April 1995, serving as Chairman of the Board since April 1996, and as Vice Chairman from April 1995 until April 1996. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche from 1988 to January 1997.

   John O. Parker, Jr., 58, was elected a director of the Company in July 2001 to fill a vacancy on the Board. Mr. Parker has served as Managing Director and Vice Chairman of Care Capital, LLC, a venture capital firm, since October 2000. Prior to joining Care Capital, Mr. Parker was Senior Vice President and Director of Information Resources of Smithkline Beecham from November 1991 to September 2000.

   Seymour Sternberg, 58, was elected a director of the Company in March 1992. Mr. Sternberg has been the Chairman, President and Chief Executive Officer of New York Life since April 1997. He has been with New York Life since February 1989, serving as the President and Chief Operating Officer from October 1995 to March 1997. Mr. Sternberg is also a director or an officer of a number of New York Life subsidiaries.

   Barrett A. Toan, 54, was elected Chairman of the Board of the Company in November 2000, Chief Executive Officer in March 1992, and a director in October 1990. Mr. Toan has been an executive employee of the Company since May 1989 and served as President of the Company from October 1990 to April 2002. Mr. Toan is also an officer and director of several of the Company's subsidiaries. Pursuant to Mr. Toan's employment agreement, failure of the stockholders to elect Mr. Toan to the Board of Directors would entitle Mr. Toan to terminate his employment for "Good Reason" (as defined in the agreement). See "Executive Compensation--Employment Agreements" beginning on page 20. Mr. Toan is also a director of United States Cellular Corporation, a provider of wireless telephone services and a director of Sigma-Aldrich Corporation, a specialty chemical company.

   Howard L. Waltman, 69, has been a director of the Company since its inception in September 1986, and served as Chairman of the Board of the Company from March 1992 until November 2000. Mr. Waltman also serves as an advisor to Galen Group, a venture capital fund, and is a director of Emergent Group, Inc. and several privately held companies.

   Norman Zachary, 75, was elected a director of the Company in March 1992. From June 1967 to November 1991, Mr. Zachary held various positions at Logica Data Architects, Inc. (formerly known as Data Architects, Inc.) ("Logica"), a consulting and software development company, including serving as President and a director until November 1990.

                     COMMITTEES OF THE BOARD OF DIRECTORS

   The Company has established a Corporate Governance Committee, an Audit Committee, and a Compensation Committee of the Board of Directors. The Corporate Governance Committee (currently comprised of Messrs. Borelli, Parker, Sternberg and Waltman (Chairperson)) reviews and recommends candidates to the full Board of Directors for nomination to serve on the Board of Directors, and generally oversees the administration of the Board of Directors and the corporate governance of the Company. The nominees for election as directors of the Company are chosen by the full Board of Directors, as there is no standing Nominating Committee entrusted with this function. The Audit Committee (currently comprised of Messrs. Borelli (Chairperson), Mac Mahon and Zachary) assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to stockholders and the Securities and Exchange Commission, (ii) the system of internal controls that management has established, and (iii) the internal and external audit process. The Compensation Committee (currently comprised of Messrs. Benanav (Chairperson), LaHowchic and Waltman) administers the Company's compensation plans.

   During 2001, the Board of Directors held six meetings, the Corporate Governance Committee held four meetings, the Audit Committee held seven meetings, and the Compensation Committee held six meetings. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the committees on which he served, during the period in which he served, during 2001.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors (the "Committee") is composed of three directors who meet the independence requirements of Rule 4200(a)(14) of the National Association of Securities Dealers ("NASD") listing standards. Since 1992 the Committee has operated under a Charter adopted by the Board of Directors. The Charter was comprehensively amended in 2000 and was attached as an exhibit to the Company's 2001 proxy statement. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting processes. Management is responsible for the Company's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

   The Committee submits the following report under Regulation S-K of the Securities and Exchange Commission:

  . The Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP ("PwC"), the Company's independent auditors, the audited and consolidated financial statements of the Company for the year ended December 31, 2001 (the "Financial Statements").

  . PwC has advised the management of the Company and the Committee that it has discussed with them all the matters required to be discussed by SAS 61, as modified or supplemented, which include among other items, matters related to the conduct of the audit of the Financial Statements.

  . The Committee has received from PwC the written disclosures and the letter required by Independent Standards Board Standard No. 1 (which relates to the auditor's independence from the Company and its related entities), as modified or supplemented, and has discussed PwC's independence with PwC.

  . Based upon the aforementioned review, discussions and representations of PwC, and the unqualified audit opinion presented by PwC on the Financial Statements, the Committee recommended to the Board of Directors that the audited Financial Statements be included in the Company's Annual Report on Form 10-K for 2001.

                                          Respectfully submitted,

                                          Frank Borelli, Chairman
                                          Thomas P. Mac Mahon
                                          Norman Zachary

                            DIRECTORS' COMPENSATION

   Directors of the Company who are also employed by the Company or its subsidiaries do not receive compensation for serving as directors. During 2001, directors who were not employees of the Company, or its subsidiaries, received an annual retainer of $15,000 for Committee Chairpersons and $10,000 for the other non-employee directors, as well as a meeting fee of $1,500 for each meeting attended in person, and $500 for each telephonic meeting. The Company also reimburses non-employee directors for out-of-pocket expenses incurred in connection with attending Board and Committee meetings.

   Under the Outside Directors Plan, effective January 24, 1996, each non-employee director who was first elected or appointed as a non-employee director on or after such date received a ten-year option to purchase 96,000 shares of Common Stock as of the date of the first Board of Directors meeting he or she attended as a non-employee director, at an exercise price equal to the fair market value of the Common Stock at the date of grant. These options became exercisable in five equal installments at the rate of one-fifth per year on each anniversary of the grant date. In addition, each non-employee director who was first elected or appointed as a non-employee director prior to January 24, 1996 received an option to purchase 40,000 shares, in addition to the 56,000 previously granted, at an exercise price equal to the fair market value of the Common Stock at the date of grant. These additional options vested in two installments of 20,000 shares each on June 16, 1996 and June 16, 1997.

   Effective January 27, 1999, pursuant to an amendment to the Outside Directors Plan, each non-employee director who was first elected or appointed as a non-employee director prior to said January 27, 1999, and was still serving in such capacity on such date, received an option to purchase 5,000 shares of Common Stock on such date, at an exercise price equal to the fair market value of the Common Stock on such date, in addition to any options previously granted. These additional options vested in three installments, with the final portion vesting on January 27, 2002.

   Effective May 23, 2001, under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended (the "2000 LTIP"), each non-employee director who is first elected or appointed as a non-employee director after May 23, 2001 will receive (i) an option to purchase 6,000 shares of the Company's Common Stock on the date of the first Board of Directors meeting he or she attends as a non-employee director, and a like grant on each anniversary of such date, and
(ii) an option to acquire 8,000 shares of the Company's Common Stock on the date of the first Board of Directors meeting he or she attends as a non-employee director, and a like grant each third year thereafter. Such options will have a purchase price of 100% of the fair market value of the shares and a seven-year term. They will vest at the rate of one-third each year and will terminate immediately at such time as the individual ceases to be a non-employee director for any reason other than death or disability or change in control (as defined) of the Company, provided that if the non-employee director is 65 at the time of such cessation, any unexercisable portion will terminate immediately, and any exercisable portion will terminate three months after such cessation. If the optionee ceases to be a non-employee director because of death or disability, all options will be immediately exercisable and will terminate three months after such cessation. In the event of a change in control of the Company, the options will fully vest. After the May 23, 2001 effective date of the 2000 LTIP, no additional awards can be made under the Outside Directors Plan.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Committee") administers the Company's compensation plans, including the Company's Long-Term Incentive Plan and its Executive Deferred Compensation Plan. The Committee's overall recommendations regarding compensation are subject to approval of the Board of Directors.

Compensation Plan

   The Company's general compensation policy for its executive officers, including the Chief Executive Officer ("CEO"), is to provide short-term compensation consisting of two components, a fixed base salary and a cash bonus that is awarded based upon specific short-term financial and non-financial objectives for the executive and the Company, and long-term compensation consisting of a mix of equity-based programs, primarily options to purchase the Company's stock and grants of restricted stock. The option and restricted stock awards are based upon the Committee's judgment as to the relative contribution of each executive to the long-term success of the Company. In addition, the Company has adopted a deferred compensation plan for senior executives and has entered into employment agreements with certain key executives.

   The CEO consults with the Committee regarding the compensation of the Company's executive and senior vice presidents. The Committee reviews executive compensation at least on an annual basis. The Company's policy is to combine short-term compensation, long-term incentive compensation and other components of the compensation package for executives to create a total compensation package that is competitive with compensation packages for executive officers of similarly sized companies in comparable businesses.

   During 2000, the Company engaged a nationally recognized consulting firm to review compensation levels for the Company's executive officers. The study was based on a group of comparable companies in health care and technology intensive businesses, together with other companies with high-growth characteristics similar to those of the Company (the "Comparable Companies"). These companies included companies different from those in the peer group index in the Company's performance graph. The consultant compared compensation for the Company's executive officers, including its CEO, against the total compensation received by executives in comparable positions at the Comparable Companies. After reviewing the conclusions of the consultant's report, the Committee approved certain adjustments to the base salary and bonus levels for the executive officers to take effect July 2000. The Committee also recommended a substantial increase in long-term incentive compensation awards for certain executive officers in the form of additional stock options, additional grants of restricted stock, and deferred cash awards in the form of contributions to the Company's Executive Deferred Compensation Plan. The Company plans to conduct another executive compensation study in 2002.

   In connection with these additional long-term incentive awards the Company has entered into long-term employment agreements with certain of these key executives. See "Exercise Compensation--Employment Agreement" beginning on page 20 for additional information.

   The Committee continues to evaluate the impact of Section 162(m) of the Internal Revenue Code on the deductibility of executive officer compensation. The Committee endeavors to maximize the deductibility of compensation to the extent practicable while maintaining competitive compensation.

Components of Executive Compensation

   Base Salary: The Committee determines the salary ranges for each executive officer position in the Company based upon the level and scope of responsibilities of the position and the pay levels of similarly positioned executive officers in companies deemed comparable by the Committee. The CEO's evaluation of the level of responsibility of each position (other than his own) and the performance of each other executive officer is of paramount importance when base salary is determined. For 2001 compensation, the Committee obtained information about the salary and total compensation of officers in Comparable Companies through review of published reports and periodic surveys. Base salary levels for 2002 will be adjusted based on generally available salary data and data from the new consultant's study described above, together with the CEO's evaluation.

   Annual Bonus Compensation: Each executive officer's bonus (other than the CEO's bonus) currently has three components: (i) an amount based on the Company's profitability goal for the year, and (ii) an amount based on the achievement of work plan goals for the executive officer's department. For each executive officer, each component of the bonus is expressed as a specific dollar amount. In general, the profitability component represents approximately 60% of the total annual bonus amount, and the departmental work plan component represents approximately 40% of the total bonus amount. The potential bonus amount for 2001 for the executive officers (other than the CEO) is between approximately 55% and 68% of their respective base salaries, depending on the extent to which an executive officer's department can help meet certain Company-wide goals. However, for fiscal 2001, the Company instituted a program pursuant to which all bonus-eligible employees, including each executive officer can earn up to 200% of their potential bonus, depending upon the Company's achievement of certain financial measures substantially exceeding targeted goals.

   Executive officers are eligible for annual bonus payments only to the extent that the Company meets certain predetermined profitability goals, which are approved by the Board in its annual review of the Company's budget. For 2001, the goals were principally based on the Company's budgeted net income. If the Company meets these profitability goals, the executive will receive the specified profitability portion of the bonus. The CEO's bonus is based solely on the achievement of the Company's profitability goals.

   In determining the amount of the departmental work plan bonus component to be paid, the Committee examines the executive's individual contribution to his or her departmental work plan and the extent to which the departmental work plan goals have been achieved. The departmental work plan goals are determined based upon the departmental function, and include such items as development and marketing of new products and programs within a specified time frame, systems enhancements to support new products and programs, improvements in mail service pharmacy processing costs and enhancements in the provider networks. The work plan components of the bonus were available only to the extent that the Company's overall profitability goals are achieved.

   For 2001, actual aggregate bonuses paid to current executive officers, including the CEO, represented approximately 66% of the salaries and bonuses paid to these officers, compared to 55% for 2000. Actual aggregate bonuses paid to all current executive officers who received bonuses for 2001 represented approximately 128% of the total amounts allocated for bonuses for these executive officers and approximately 20% of the total bonus amounts paid to all employees for 2001, compared to 182% and 17%, respectively, in 2000. As described above, the Company instituted a program pursuant to which all bonus-eligible employees could earn up to 200% of their total potential bonus for 2001 upon achievement of certain "stretch" financial and workplan goals, which resulted in the payouts in excess of 100%.

   Long-Term Incentive Compensation: Long-term incentive compensation is provided in the form either of stock options or grants of restricted stock. These equity awards are designed to align the executive's compensation more directly with stockholder value by linking a substantial portion of the executive's compensation to the performance of the Company's stock. Long-term compensation also is designed to encourage executives to make career commitments to the Company.

   In May 2001, the Company's stockholders ratified and approved the adoption of the Company's 2000 Long-Term Incentive Plan (the "LTIP"). The LTIP superseded the Company's 1992 and 1994 Employee Stock Option Plans and the Company's 1992 Stock Option Plan for Outside Directors (the "Prior Plans"). The Prior Plans provided only for the issuance of stock options. The Company's compensation consultants recommended that the Company adopt a long-term incentive plan permitting the issuance of other forms of equity-based compensation in order to create a better overall mix of compensation elements.

   Each executive officer receives an initial option grant upon employment with the Company, and typically receives an annual grant of additional stock options thereafter. In 2000 each executive officer also received a grant of restricted stock. The restrictions prohibit sale or transfer of the restricted stock for a period of five years; however, these restrictions can lapse sooner based on the Company meeting certain financial targets for the years 2000, 2001 and 2002. The financial targets for 2000 and 2001 were met, resulting in the lapse of the restrictions as to one-third of the restricted stock in this program in February 2002. The restricted stock grants made in 2000 were in amounts intended to approximate the number of shares of restricted stock that would be awarded over a period of three years under a hypothetical annual restricted stock grant program that would be supplemental to the Company's annual option grant program.

   The size of an executive's equity compensation awards are based upon the CEO's and the Committee's evaluation of the contribution that the executive officer is expected to make to the overall growth and profitability of the Company during the vesting period of the options. The Committee also considers comparable long-term incentive compensation levels at the Comparable Companies.

   Stock options are granted with an exercise price equal to the market value on the date of grant and constitute compensation only if the Company's stock price increases thereafter. The Committee has discretion to determine the vesting schedule for each option grant and generally makes grants that become exercisable in equal amounts over three years. Except in the cases of retirement, disability or death, in general, executives must be employed by the Company at the time of vesting in order to exercise their options. Reference is made to the text of the Company's employee stock option plans for detailed information on the terms of these plans.

   Deferred Compensation Plan: In December 1998, the Board of Directors adopted the Express Scripts, Inc. Executive Deferred Compensation Plan (the "EDCP"), which also serves as a supplemental retirement plan for executives. The EDCP provides eligible senior and vice-president-level executive employees of the Company and its subsidiaries the opportunity to (i) defer the receipt and taxation of up to 50% of the individual's annual base salary and 100% of his or her annual bonus, and (ii) receive certain annual and past-service contributions from the Company that represent a percentage of the individual's salary and cash bonus compensation. Amounts deferred by participants and Company contributions are assumed to have been invested in any of a number of mutual funds and a Company Common Stock fund. The Company's annual contribution to the EDCP for senior executives for 2001 was equal to six percent (6%) of each participating executive's cash compensation during the year. The purpose of the EDCP is to provide key executives with more competitive retirement and capital accumulation benefits, to retain and provide incentive to the Company's key executives, and to increase the Company's ability to attract mid-career executives to senior executive positions with the Company. Any compensation deferred under the EDCP would not be included in the $1,000,000 limit provided for under Section 162(m) of the Internal Revenue Code until the year in which distributions from the EDCP are actually made to the participants. Ten of the Company's executive officers, including the CEO and the four other most highly compensated executive officers, have elected to participate in the EDCP.

Executive Officer Employment Agreements

   The Company has entered into long-term employment agreements with certain key executives of the Company. See "Executive Compensation--Employment Agreements" beginning on page 20 for additional information.

The Chief Executive Officer's Compensation

   The Committee evaluates the performance of the CEO for purposes of recommending to the Board his annual base pay adjustment and annual bonus award. The Committee also determines his annual long-term incentive award. The factors considered in evaluating the CEO's salary in 2001 related to the overall performance of the Company, particularly the increase in revenues, membership, net income and earnings per share, which were evaluated by the Committee.

   Under his employment agreement with the Company, during 2001 the CEO could earn an annual bonus of up to 100% of his base salary for 2001 based upon achievement of performance objectives set by the Board upon recommendation of the Committee. Mr. Toan is also eligible for the enhanced bonus program described above under which he is eligible to earn up to 200% of his potential bonus depending upon the Company's achievement of certain financial measures substantially exceeding base targeted goals. Mr. Toan's bonus award for 2001 performance was recommended by the Committee based upon the Company's attainment of its profitability goals.

   In November, 2000, the Company entered into an amendment to Mr. Toan's employment agreement. The principal terms of the amendment were:

  . The term of the agreement was extended from March 31, 2002 until March 31, 2005, with a provision permitting Mr. Toan to resign the offices of President and CEO after March 31, 2004, but permitting him to continue to serve as Chairman of the Board until March 31, 2005.

  . Mr. Toan received a grant of 100,000 shares of restricted stock, vesting on March 31, 2005. In addition, he received an option grant of 180,000 shares, vesting in three equal increments on March 31 of 2003, 2004 and 2005, respectively. All grants were made at fair market value on the date of grant.

  . Mr. Toan received a special $3,500,000 Company contribution to his account in the Executive Deferred Compensation Plan, vesting on March 31, 2005. Of this amount, 25% is required to be invested in "phantom," or hypothetical, shares of the Company's common stock.

See "Executive Compensation--Employment Agreements" beginning on page 20 for additional information regarding the CEO's employment agreement.

March 4, 2002
                                          COMPENSATION COMMITTEE

                                          Gary Benanav, Chairman
                                          Nicholas LaHowchic
                                          Howard Waltman

   The Report of the Audit Committee, the Report of the Compensation Committee on Executive Compensation and the performance graph below will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mr. Benanav is the Chairman and Chief Executive Officer of New York Life International, Inc. and a Vice Chairman of New York Life. The Company is a party to agreements with New York Life pursuant to which the Company provides pharmacy benefit management services to employees and retirees of New York Life and to certain New York Life health insurance policyholders. In 2001, the Company derived approximately $21,800,000, or 0.2% of its revenues from services provided to New York Life. See "Certain Relationships and Related Transactions" beginning on page 25 for a more complete description of this and certain other transactions involving the Company and New York Life or its affiliates.

                               PERFORMANCE GRAPH

   The following performance graph compares the cumulative total stockholder return of the Company's Common Stock, commencing December 31, 1996, with the cumulative total return on the Standard & Poor's Health Care 500 Index and the Standard & Poor's 500 Index, to the end of 2001. These indices are included only for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Common Stock. They are not intended to forecast possible future performance of the Common Stock.


                                    [CHART]

        EXPRESS SCRIPTS INC     S&P 500 INDEX   HEALTH CARE-500
Dec96   100.00                  100.00          100.00
Dec97   167.25                  133.36          143.72
Dec98   374.22                  171.48          207.26
Dec99   356.79                  207.56          190.18
Dec00   570.03                  188.66          258.55
Dec01   521.37                  166.24          226.98



                         Total Return to Shareholders
                        (Dividends reinvested monthly)

                                     Base     Indexed Returns Year Ending
                                    Period ----------------------------------
         Company/Index              Dec 96 Dec 97 Dec 98 Dec 99 Dec 00 Dec 01
         -------------              ------ ------ ------ ------ ------ ------
   EXPRESS SCRIPTS, INC.--CLA......  100   167.25 374.22 356.79 570.03 521.37
   S & P 500 INDEX.................  100   133.36 171.48 207.56 188.66 166.24
   HEALTH CARE--500................  100   143.72 207.26 190.18 258.55 226.98

                            EXECUTIVE COMPENSATION

   The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999, by the Named Officers:

                          SUMMARY COMPENSATION TABLE

                                                                         Long-Term Compensation
                                       Annual Compensation                       Awards
                              -------------------------------------- ---------------------------
                                                        Other Annual Restricted        Securities
       Name and                                         Compensation   Stock           Underlying       All Other
  Principal Position     Year Salary($)   Bonus($)          ($)      Awards($)         Options(#)    Compensation($)
  ------------------     ---- ---------   ---------     ------------ ----------        ----------    ---------------
Barrett A. Toan......... 2001  696,152(1) 1,430,000(1)       --            --             60,000(3)      118,769(6)
  President, Chief       2000  650,000(1) 1,170,000(1)       --      4,898,938(2)        258,000(4)       86,300(7)
  Executive              1999  607,690(1)   675,000(1)       --            --            200,000(5)       56,942(8)
  Officer and Director

Stuart L. Bascomb....... 2001  339,520      376,000(9)       --        697,125(11)(12)    44,800(15)      50,714(18)
  Executive Vice         2000  315,772      359,495(10)      --        450,065(13)(14)    18,000(16)      37,023(19)
 President--Sales and    1999  300,383      187,988(10)      --            --             26,000(17)      28,063(20)
 Provider Relations and
 Director

Linda L. Logsdon........ 2001  302,923      326,400(9)       --        516,337(11)(21)    37,200(22)      42,332(23)
  Executive Vice         2000  274,990      288,125(10)      --        450,065(13)(14)    18,000(16)      32,444(24)
 President--Health       1999  263/277      152,406(10)      --            --             26,000(17)      24,494(25)
 Management
 Services

David A. Lowenberg...... 2001  302,923      468,000(9)       --        836,550(11)(27)    51,500(29)      54,567(30)
  Chief Operating        2000  370,000      588,513(26)      --        592,900(13)(28)    33,000(16)      40,000(31)
 Officer                 1999  303,648      442,203(26)      --            --             40,000(17)      25,995(32)

George Paz.............. 2001  333,217      382,200(9)       --        697,125(11)(12)    44,500(33)      49,587(35)
  Senior Vice            2000  305,532      348,076(10)      --        450,065(14)(13)    18,000(16)      36,368(36)
 President and           1999  290,375      187,269(10)      --            --             36,000(34)      26,473(37)
 Chief Financial
 Officer

--------
(1) Represents compensation awarded pursuant to the current and prior employment agreement between Mr. Toan and the Company (see "Executive Compensation--Employment Agreements" beginning on page 20) and the Company's annual bonus plan.
(2) Consists of 39,000 shares of restricted stock awarded on August 9, 2000, and valued at $33.6875 per share, the closing price on August 9, 2000, and 100,000 shares of restricted stock awarded on November 7, 2000, and valued at $35.78125 per share, the closing price on November 7, 2000. As of December 31, 2001, Mr. Toan held an aggregate amount of 139,000 shares of restricted stock with a value of $6,638,640, based on a per share value of $46.76, the closing price on December 31, 2001. The 39,000 shares awarded on August 9, 2000 were scheduled to vest on August 9, 2005; provided, that
    (a) based on the achievement by the Company of certain financial performance targets for both 2000 and 2001, then one-third of the restricted shares would vest at such time as the Compensation Committee determines that such targets have been met (the Compensation Committee determined that such targets had been met and the restrictions lifted on 13,000 of such shares on February 5, 2002), and (b) if the Company also meets certain financial performance targets for 2002, then the remaining two-thirds of the restricted shares shall vest at such time as the Compensation Committee determines that such targets have been met. The 100,000 shares awarded on November 7, 2000 are scheduled to vest on March 31, 2005. The vesting of the restricted shares held by Mr. Toan may be accelerated upon the occurrence of certain events, as described in detail in "Employment Agreements--Employment Agreement with Mr. Toan" beginning on page 20.
(3) Consists of stock options awarded on November 12, 2001.

 (4) Consists of 78,000 stock options awarded on April 5, 2000 and 180,000 stock options awarded on November 7, 2000.
 (5) Consists of 140,000 stock options awarded on May 26, 1999 and 60,000 stock options awarded on November 23, 1999.
 (6) Consists of basic company credit contribution of $111,969 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
 (7) Consists of basic company credit contribution of $79,500 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
 (8) Consists of basic company credit contribution of $54,942 by the Company under the EDCP and $2,000 matching contribution in connection with the Company's 401(k) Plan.
 (9) Represents compensation awarded pursuant to the current employment agreement between the Named Officer and the Company (see "Executive Compensation--Employment Agreements" beginning on page 20) and the Company's annual bonus plan.
(10) Consists of amounts earned pursuant to the Company's annual bonus plan.
(11) All of these restricted shares are scheduled to vest on December 31, 2003 subject to the provisions of the Named Officer's employment agreement with the Company.
(12) Consists of 15,000 shares of restricted stock awarded on May 23, 2001 and valued at $46.475 per share, the closing price on May 23, 2001. As of December 31, 2001, Messrs. Bascomb and Paz each held an aggregate amount of 28,360 shares of restricted stock with a value of $1,326,113, based on a per share value of $46.76, the closing price on December 31, 2001.
(13) All of these restricted shares were scheduled to vest on August 9, 2005; provided, that (a) based on the achievement by the Company of certain financial performance targets for both 2000 and 2001, then one-third of the restricted shares would vest at such time as the Compensation Committee determines that such targets have been met (the Compensation Committee determined that such targets had been met and the restrictions lifted on one-third of such shares on February 5, 2002), and (b) if the Company also meets certain financial performance targets for 2002, then the remaining two-thirds of the restricted shares shall vest at such time as the Compensation Committee determines that such targets have been met. These restricted shares may also be subject to accelerated vesting upon a change in control (as defined in the 2000 LTIP), depending on, among other things whether an offer of "comparable employment" is made or accepted. Afterwards, if there is no public market for the Company's stock, or the common stock for which the shares are exchanged, then any restricted shares will be repurchased by the Company based on the "change in control price" (as defined), with the proceeds placed in escrow and paid out as the restrictions lapse. In the event of the death, disability or retirement of the Named Officer, he will receive a pro rata portion, based on the number of days of employment. Dividends are paid on restricted stock awards at the same rate as paid to all shareholders.
(14) Consists of 13,360 shares of restricted stock awarded on August 9, 2000 and valued at $33.6875 per share, the closing price on August 9, 2000.
(15) Consists of 28,800 stock options awarded on May 23, 2001 and 16,000 stock options awarded on November 12, 2001.
(16) Consists of stock options awarded on April 5, 2000.
(17) Consists of stock options awarded on November 23, 1999.
(18) Consists of basic company credit contribution of $43,914 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
(19) Consists of basic company credit contribution of $30,223 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
(20) Consists of basic company credit contribution of $26,063 by the Company under the EDCP and $2,000 matching contribution in connection with the Company's 401(k) Plan.
(21) Consists of 11,110 shares of restricted stock awarded on May 23, 2001 and valued at $46.475 per share, the closing price on May 23, 2001. As of December 31, 2001, Ms. Logsdon held an aggregate amount of 24,470 shares of restricted stock with a value of $1,144,217, based on a per share value of $46.76, the closing price on December 31, 2001.
(22) Consists of 22,200 stock options awarded on May 23, 2001 and 15,000 stock options awarded on November 12, 2001.
(23) Consists of basic company credit contribution of $37,038 by the Company under the EDCP and $5,294 matching contribution in connection with the Company's 401(k) Plan.
(24) Consists of basic company credit contribution of $25,644 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
(25) Consists of basic company credit contribution of $22,494 by the Company under the EDCP and $2,000 matching contribution in connection with the Company's 401(k) Plan.
(26) Consists of amounts earned pursuant to the Company's annual bonus plan and amounts earned for integration bonuses awarded in connection with the Company's acquisition of ValueRx and Diversified Pharmaceutical Services.

(27) Consists of 18,000 shares of restricted stock awarded on May 23, 2001 and valued at $46.475 per share, the closing price on May 23, 2001. As of December 31, 2001, Mr. Lowenberg held an aggregate amount of 35,600 shares of restricted stock with a value of $1,665,656, based on a per share value of $46.76, the closing price on December 31, 2001.
(28) Consists of 17,600 shares of restricted stock awarded on August 9, 2000, and valued at $33.6875 per share, the closing price on August 9, 2000.
(29) Consists of 31,500 stock options awarded on May 23, 2001 and 20,000 stock options awarded on November 12, 2001.
(30) Consists of basic company credit contribution of $47,767 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
(31) Consists of basic company credit contribution of $33,200 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
(32) Consists of basic company credit contribution of $23,995 by the Company under the EDCP and $2,000 matching contribution in connection with the Company's 401(k) Plan.
(33) Consists of 28,500 stock options awarded on May 23, 2001 and 16,000 stock options awarded on November 12, 2001.
(34) Consists of 10,000 stock options awarded on May 26, 1999, and 26,000 stock options awarded on November 23, 1999.
(35) Consists of basic company credit contribution of $42,787 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
(36) Consists of basic company credit contribution of $29,568 by the Company under the EDCP and $6,800 matching contribution in connection with the Company's 401(k) Plan.
(37) Consists of basic company credit contribution of $24,473 by the Company under the EDCP and $2,000 matching contribution in connection with the Company's 401(k) Plan.

   See "Report of the Compensation Committee on Executive
Compensation--Components of Executive Compensation--Deferred Compensation Plan" on page 13 for a description of the vesting provisions of that plan.

Stock Options

   The table below sets forth certain information on the grants of stock options to the Named Officers pursuant to the Employee Stock Option Plans during 2001.

                       OPTION GRANTS IN FISCAL YEAR 2001

                                         Individual Grants
                       -----------------------------------------------------
                       Number of
                       Securities     Percent of Total
                       Underlying     Options Granted  Exercise               Grant Date
                        Options       to Employees in   Price     Expiration   Present
    N.ame              Granted(#)      Fiscal Year(1)   ($/Sh)       Date    Value ($)(2)
    -----              ----------     ---------------- --------   ---------- ------------
Barrett A. Toan.......   60,000(3)(4)       4.88%      $ 39.24(5)  11/12/08   $1,228,800

Stuart L. Bascomb.....   28,800(4)(6)       2.34%       46.475(5)  05/23/08   $  698,688
                         16,000(3)(4)       1.30%        39.24(5)  11/12/08   $  327,680

Linda L. Logsdon......   22,200(4)(6)       1.79%       46.475(5)  05/23/08   $  538,572
                         15,000(3)(4)       1.22%        39.24(5)  11/12/08   $  307,200

David A. Lowenberg....   31,500(4)(6)       2.56%       46.475(5)  05/23/08   $  764,190
                         20,000(3)(4)       1.63%        39.24(5)  11/12/08   $  409,600

George Paz............   28,500(4)(6)       2.32%       46.475(5)  05/23/08   $  691,410
                         16,000(3)(4)       1.30%        39.24(5)  11/12/08   $  327,680

--------
(1) Total options granted to employees in fiscal year 2001 includes all options granted to employees in 2001.
(2) Such estimated value is derived using the Black-Scholes method taking into account the following key assumptions: (a) volatility of 54.0% calculated using daily stock prices for the 36-month period prior to each respective grant date; (b) 0% dividend yield; (c) an interest rate of 4.71% which represents the average interest rate on a U.S. Treasury security on the applicable date of grant with a maturity date corresponding to that of the option term; (d) 7-year expected option term; (e) an exercise price equal to the fair market value on the date of grant; and (f) a vesting schedule as set forth in these footnotes. The resulting Black-Scholes value was discounted by approximately 13.2% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The actual value of the options will depend on the excess of the market price of the shares over the exercise price on the date the options are exercised, and may vary significantly from the theoretical values estimated by the Black-Scholes model.
(3) Consists of options awarded on November 12, 2001 and vesting at 33 1/3% per year on each of the first three anniversaries of the date of grant.
(4) In the event of a "change in control" of the Company (as defined in the 2000 LTIP), the options will become fully exercisable. Afterwards, if there is no public market for the Company's stock, or the common stock for which the Company's common stock is exchanged, then any unexercised options will be repurchased by the Company based on the "change in control price" (as defined) for the underlying shares. The options become fully exercisable for one year upon termination of employment if the employee dies, become disabled, or retires. The options expire if the employee is terminated for cause, and if the employee is terminated for any other reason, the options are exercisable, to the extent that they were exercisable before termination, for one month. The foregoing terms are subject to the terms of the employment agreements of the Named Officers. See "Employment Agreements" below.
(5) Represents the closing price per share as reported on Nasdaq on the date of grant, which represent the fair market value on the date of the grant as defined in the applicable stock option plan.
(6) Consists of options awarded on May 23, 2001 and vesting at 33 1/3% per year on each of the first three anniversaries of the date of grant.

   The Company did not grant any stock appreciation rights in 2001.

   The table set forth below provides certain information with respect to the 2001 fiscal year-end value of options to purchase the Company's Common Stock granted to the Named Officers and options exercised during such period.

                  AGGREGATED OPTION EXERCISES IN FISCAL 2001
                       AND FISCAL YEAR-END OPTION VALUES

                                                Number of
                                          Securities Underlying   Value of Unexercised
                                          Unexercised Options at In-the-Money Options at
                     Shares      Value      Fiscal Year End(#)     Fiscal Year End($)
                   Acquired on  Realized       Exercisable/           Exercisable/
     Name          Exercise(#)   ($)(1)       Unexercisable         Unexercisable(2)
     ----          ----------- ---------- ---------------------- -----------------------
Barrett A. Toan...   200,000   $8,847,760       814,000/0            $38,062,640/$0
Stuart L. Bascomb.    62,400   $2,851,231     92,200/92,400       $4,311,272/$4,320,624
Linda L. Logsdon..    90,000   $3,407,860    152,760/77,040       $7,143,058/$3,602,390
David A. Lowenberg    48,000   $1,692,160    162,080/110,420      $7,578,861/$5,163,239
George Paz........    40,000   $1,216,000    98,160/129,940       $4,589,962/$6,075,994

--------
(1) Based on the difference between the sale price and the exercise price.
(2) Based on $46.76, the closing price of the Common Stock as reported on Nasdaq on December 31, 2001. On March 28, 2002, the closing price of the Common Stock was $57.59.

Employment Agreements

  Employment Agreement with Mr. Toan

   Effective as of April 1, 1999, the Company entered into a new employment agreement (the "Employment Agreement") with Mr. Toan for an initial term extending through March 31, 2002, with optional one-year renewal periods thereafter, pursuant to which Mr. Toan will serve as the Company's Chief Executive Officer and President and a member of the Board of Directors. The Employment Agreement replaced a previous employment agreement, which would have expired no earlier than March 31, 2002. In November, 2000, the Company entered into an amendment (the "2000 Amendment") to Mr. Toan's Employment Agreement, which extended the term of the Employment Agreement from March 31, 2002 until March 31, 2005, with a provision permitting Mr. Toan to resign the offices of President and CEO after March 31, 2004, but permitting him to continue as Chairman of the Board until March 31, 2005.

   The Employment Agreement provides for an annual base salary of $650,000, subject to increase in the discretion of the Board of Directors and which may not be reduced after any increase. Mr. Toan's base salary was increased to $696,152 for 2001. Pursuant to the Employment Agreement, Mr. Toan is also eligible to participate in the Company's Annual Bonus Plan for senior executives and will be eligible for target bonuses thereunder of a minimum of 100% of his annual base salary, payment of which will depend upon the Company meeting certain targeted financial objectives determined each year by the Board of Directors in its discretion.

   Pursuant to the 2000 Amendment, Mr. Toan received a special $3,500,000 Company contribution to his account in the EDCP, vesting on March 31, 2005. This contribution is subject to forfeiture in the event Mr. Toan's employment terminates prior to March 31, 2005 for any reason other than (i) termination by the Company without "Cause," (ii) termination on account of death, "Disability" or "Retirement" or (iii) termination for "Good Reason" by Mr. Toan (as each such capitalized term is defined in the Employment Agreement).

   Pursuant to the Employment Agreement, on May 26, 1999, Mr. Toan received a one-time grant of nonqualified options to purchase 140,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant, with said options vesting in five equal annual installments on each of the first five anniversaries of the date of grant. Pursuant to the 2000 Amendment, on November 7, 2000, Mr. Toan received an additional grant of nonqualified stock options to purchase 180,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant, with the underlying stock relating to said options vesting in three equal increments on March 31 of 2003, 2004 and 2005, respectively. In addition, pursuant to the 2000 Amendment, Mr. Toan received a grant of 100,000 shares of restricted stock, vesting on March 31, 2005. Subject to the Board's sole discretion, Mr. Toan will continue to be eligible to receive annual option grants under the Company's Employee Stock Option Plans, as determined by the Compensation Committee.

   Prior to the 2000 Amendment, the Employment Agreement provided that Mr. Toan's stock options granted under the Employee Stock Option Plans (including stock options expressly granted under the Employment Agreement and those granted prior to the date of the Employment Agreement), and all of Mr. Toan's restricted shares acquired upon exercise of such options, will become fully vested upon (i) a "Change of Control," (ii) termination of Mr. Toan's employment by the Company without "Cause," (iii) termination by Mr. Toan for "Good Reason" and (iv) Mr. Toan's death or "Disability" (as each such capitalized term is defined in the Employment Agreement). In addition to the foregoing, the 2000 Amendment provides that any restricted stock granted pursuant to the Employment Agreement (plus any restricted stock granted prior to or after the 2000 Amendment) will become fully vested upon the occurrence of any of the aforementioned events. In addition, the 2000 Amendment provides that all of Mr. Toan's stock options and restricted stock (including grants made pursuant to the express terms of the Employment Agreement, as described in the preceding paragraph, and all grants prior to or after the 2000 Amendment) will become fully vested if Mr. Toan is still employed by the Company (including any service solely as Chairman of the Board) on March 31, 2005.

   Pursuant to the 2000 Amendment, Mr. Toan's post-employment exercise rights pertaining to his stock options were modified in certain respects. Prior to the 2000 Amendment, the Employment Agreement provided that, upon the occurrence of any of the events described in (i) through (iv) in the preceding paragraph, Mr. Toan's options will remain exercisable for 18 months after such event (or until the expiration date of the option, if the remaining term of the option is less than 18 months). In contrast, pursuant to the 2000 Amendment, upon the occurrence of any of the events described in (i) through (iv) (or if Mr. Toan's employment terminates for any reason other than for Cause on or after March 31,
2005), Mr. Toan's options will remain exercisable until the expiration date of the option, and all restricted shares will fully vest. Otherwise, Mr. Toan may only exercise his vested options within 30 days after termination of his employment if termination is by the Company for Cause or by Mr. Toan without Good Reason.

   Pursuant to Mr. Toan's previous employment agreement, effective upon the Company's initial public offering in June 1992, Mr. Toan received options to purchase 560,000 shares of Common Stock under the 1992 Plan, at an exercise price of $1.625 per share, and he has received additional options on an annual basis.

   The Employment Agreement also provides Mr. Toan the right to tender to the Company, within 12 months after his termination without Cause, for Good Reason or upon death or Disability, shares of Common Stock equal to the greater of (a) the number of shares subject to options granted to him during the calendar year preceding such termination or (b) 140,000 shares (with (a) and (b) adjusted for any stock splits occurring after the date of grant and the date of the Employment Agreement, respectively). In such event, the Company must repurchase such shares for the "Fair Market Value" (as defined in the Employment Agreement) of such shares as of the date of tender. Under the Employment Agreement, however, Mr. Toan's right to tender such shares will not become effective until and unless the Financial Accounting Standards Board ("FASB") formally adopts new accounting rules such that such right would not require the Company to use "variable plan accounting" or similar "mark-to-market" accounting, which could result in additional expense to the Company, to reflect such right.

   If the Company terminates Mr. Toan's employment without Cause or Mr. Toan terminates his employment for Good Reason, the Employment Agreement requires the Company to pay Mr. Toan the following amounts: (i) three times his annual base salary then in effect; (ii) three times the greater of (A) his annual bonus for the preceding calendar year or (B) his target bonus for the year of termination; (iii) all amounts accrued but unpaid as of the date of termination; and (iv) three times the amount or amounts the Company credited to Mr. Toan's account under the EDCP for the calendar year preceding termination (excluding past service credits for years prior to 1999). The Company must also continue Mr. Toan's employee life and health benefits (except long-term disability insurance coverage) until the earlier of (x) three years following his termination, (y) the date he becomes covered under another employer's plans or (z) the last day of the month in which he reaches age 65. Among other events, the failure of the Company's stockholders to elect Mr. Toan to the Board of Directors and his failure to be reelected as Chairman of the Board each constitutes Good Reason under the Employment Agreement.

   The Agreement generally provides for pro rata payment of benefits in the event of termination due to death or Disability, provided that in the case of Disability, the annual base salary will continue until expiration of the term. The Company has also agreed to pay certain legal expenses of Mr. Toan in negotiating and enforcing the Agreement.

   In the event of any Change of Control that results in Mr. Toan's liability for the payment of an excise tax under Section 4999 of the Code (or any similar tax under any federal, state, local or other law), the Company will make a "gross-up" payment which, in general, will effectively reimburse Mr. Toan in full for any such excise taxes.

   Mr. Toan is also subject to certain post-employment non-solicitation, non-competition and non-disclosure provisions.

  Employment Agreements with Other Executive Officers

   In an effort to facilitate the retention of key management the Company has entered into long-term employment agreements with eight key executives meeting certain tenure criteria, including all of the Named Officers other than Mr. Toan. These employment agreements consist of agreements with six of the executives which were entered into in March 2001, and agreements with two other executives--Ms. Hill (her agreement being referred to as the "Hill Agreement") and Mark O. Johnson (his agreement being referred to as the "Johnson Agreement")--which were entered into in April 2002. The following is a brief description of the general terms of the employment agreements submitted to these executives:

  . Term of Employment Agreements. The initial employment period under the agreements runs through December 31, 2003, with the exception of those under the Hill Agreement and the Johnson Agreement which run through April 14, 2005 and December 31, 2004, respectively. The employment period under the agreements will be automatically extended for successive one-year renewal periods unless either party gives timely notice of non-renewal--with the exception of the Hill Agreement which does not contain an automatic renewal provision.

  . Compensation and Benefits. Each employment agreement generally provides for: (i) the payment of an annual base salary (which may not be reduced after any increase); (ii) a guaranteed minimum annual bonus target pursuant to the terms of the Company's bonus plan, with a bonus opportunity for each of the calendar years 2001 (for those agreements entered into during 2001 only), 2002 and 2003 of up to 200% of the executive's guaranteed minimum annual bonus in the event the Company achieves certain strategic plan goals; (iii) participation in the Company's benefit and incentive plans and other arrangements in accordance with their terms; (iv) the crediting of a deferred bonus to the executive's account in the EDCP, subject to the terms and conditions of the EDCP, which bonus generally vests at the end of the executive's initial employment period except as described below; (v) an option grant under the 2000 LTIP, vesting in three equal increments (April 14, 2003, 2004 and 2005 for Ms. Hill; December 31, 2002, 2003 and 2004 for Mr. Johnson; and December 31, 2001, 2002 and 2003 for the other executives),
      (vi) a restricted stock award, vesting at the end of the executive's initial employment period under the agreement and (vii) such perquisites and fringe benefits to which similarly situated Company executives are entitled and which are suitable for the executive's position. In addition, for each one-year renewal period of the employment agreement, the Company, in its discretion, may propose additional deferred bonus awards, option grants or restricted stock awards. The specific initial compensatory amounts and grants for each of the other Named Officers under the employment agreements are as follows:

                                Guaranteed
                              Minimum Annual             Number of
                               Bonus Target     Number     Shares
                   Initial   (expressed as a   of Shares Subject to
                   Annual     percentage of     Subject  Restricted
                    Base    executive's annual to Option   Stock
    Executive      Salary      base salary)      Grant     Award    Deferred Bonus Award
    ---------      -------- ------------------ --------- ---------- --------------------
Stuart L. Bascomb. $345,000         60%         28,800     15,000         $663,750
Linda L. Logsdon.. $310,000         58%         22,000     11,100         $495,000
David A. Lowenberg $400,000         65%         31,500     18,000         $750,000
George Paz........ $340,000         60%         28,500     15,000         $649,500

  . Benefits Upon Termination of Employment Prior to Expiration of Employment Period. Each employment agreement provides for the provision and forfeiture of certain benefits if the executive's employment is terminated prior to the expiration of the employment period (including any renewal period in effect). In general, if the executive's employment is terminated prior to expiration of the employment period, the executive is not entitled to receive any further payments or benefits which have not already been paid or provided (including any unvested portion of the option grant, deferred bonus, or restricted stock award) except as follows:

       -- The executive will be entitled to all previously earned and accrued, but unpaid, annual base salary.

       -- If the executive's employment is terminated by the Company other than for Cause or Disability, or by the executive for Good Reason (as those terms are defined in the agreement), the executive is entitled to receive: (i) a pro rata portion of the deferred bonus (based on the number of days worked during the initial employment period) if termination of employment occurs prior to the end of the executive's initial employment period under the agreement; (ii) a pro rata portion of the restricted stock award (based on the number of days worked during the initial employment period) if termination of employment occurs prior to the end of the executive's initial employment period under the agreement; (iii) a severance benefit equal to 18 months of the executive's base salary plus a specified portion of the executive's bonus potential for the year based on the average percentage of the potential earned for the three prior years; and (iv) reimbursement for the cost of continuing medical insurance for 18 months after termination of employment. The employment agreement supersedes the executive's previous severance agreement with the Company. Consequently, the severance benefit received pursuant to the employment agreement is in lieu of any benefit the executive would have otherwise received under his or her vitiated severance arrangement.

       -- If the executive's employment terminates on account of death, disability or retirement (i.e., voluntary retirement on or after age 59 1/2 but not within 90 days after a change in control (as defined) of the Company) prior to the end of the executive's initial employment period under the agreement, the executive is generally entitled to receive: (i) a pro rata portion of the restricted stock award, and (ii) a pro rata portion of the deferred bonus.

       -- The executive's rights with respect to the stock options granted under the employment agreement are generally governed by the terms and provisions of the 2000 LTIP. However, the employment agreement provides that stock options granted on or after the effective date of the employment agreement (including stock options granted under the employment agreement) which have vested as of the effective date of termination of employment will be exercisable until (i) expiration of the relevant option term if termination is on account of retirement, or (ii) 12 months after termination of employment if termination is solely on account of the Company's decision not to renew the employment agreement.

   If a change in control (as defined) of the Company occurs prior to the end of the executive's initial employment period under the agreement, the executive, in certain instances, is afforded different rights with respect to the deferred bonus and restricted stock award as follows:

       -- If the executive remains employed for 90 days following the change in control, he or she obtains a vested right to receive 50% of the deferred bonus and restricted stock award, with the remaining 50% otherwise eligible for vesting pursuant to the terms of the employment agreement.

       -- If, within 90 days before or any time after a change in control, the executive's employment is terminated by the Company other than for Cause or Disability, or by the executive for Good Reason, or the agreement expires during the change in control period (as defined), the executive will generally obtain a vested right to receive the entire deferred bonus and restricted stock award in lieu of any pro-rated deferred bonus or restricted stock benefit described above.

       -- If there is no public market for the Company's stock or the common stock for which the shares are exchanged, then the Company will repurchase the shares at a price equal to the change in control price (as defined), with the proceeds placed in escrow and paid out as the restrictions lapse.

  . Restrictive Covenants. If an executive's employment is terminated prior to expiration of the employment period (including any renewal period in effect) for any reason, the executive is prohibited from competing against the Company for 18 months after such termination. If termination of employment occurs solely as the result of expiration of the employment agreement, the executive is prohibited from competing for one year after such termination. Each executive is also subject to certain non-solicitation and non-disclosure limitations. Entitlement to the severance benefit and the deferred bonus described above (including any prorated portion) is contingent upon compliance with these restrictive covenants.

  . Tax Indemnification. In the event that any amount or benefit paid or distributed to the executive pursuant to the employment agreement, taken together with any amounts or benefits otherwise paid or distributed to the executive by the Company pursuant to any other arrangement or plan (collectively, the "Covered Payments"), would result in the executive's liability for the payment of an excise tax under Section 4999 of the Code (or any similar state or local tax) (collectively, the "Excise Tax"), the Company will make a "gross-up" payment to the executive to fully offset the Excise Tax provided the aggregate present value of the Covered Payments exceeds by 125% or more the maximum total payment which could be made to the executive without triggering the Excise Tax. If the aggregate present value of the Covered Payments, however, exceeds such maximum amount, but does not exceed by 125% or more such maximum amount, then the Company may, in its discretion, reduce the Covered Payments so that no portion of the Covered Payments is subject to the Excise Tax, and no gross-up payment would be made.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders to file reports of ownership (on Form 3) and periodic changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission. For fiscal year 2001, Terrence D. Arndt, a former executive officer of the Company, was late in filing (i) his Form 4 for the month of August, disclosing the sale of 2,000 shares of Common Stock (ii) his Form 5 disclosing the forfeiture of Mr. Arndt's restricted shares in connection with the termination of his employment by the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Until April 1992, the Company was a direct subsidiary of NYLCare Health Plans, Inc. which was a subsidiary of New York Life. In April 1992, the Company became a direct subsidiary of NYLife HealthCare, an indirect subsidiary of New York Life. New York Life is currently the beneficial owners of 16,240,000 shares (or approximately 20.35%) of the Common Stock. See "Voting Securities" beginning on page 3 for additional information regarding these transactions. As described below, the Company currently provides pharmacy benefit management services to employees and retirees of New York Life and certain health insurance policyholders of New York Life.

   In January 2002, the Company entered into an arrangement to provide pharmacy benefit management services to employees of LabCorp. The Company and LabCorp are in the process of finalizing certain terms of the agreement documenting such arrangement, however, the Company estimates that it will derive revenues of approximately $6,300,000 for providing services under the agreement during 2002. Mr Mac Mahon, who has served as a member of the Company's Board of Directors since March 2001, is the President, Chief Executive Officer and a director of LabCorp.

   Since 1999 the Company has obtained insurance brokerage services from Marsh, Inc., a subsidiary of MMC. During 2001, the Company paid Marsh a total of $112,500 for these services. The Company has also obtained compensation related services from William M. Mercer, Incorporated ("Mercer"), a subsidiary of MMC. The total cost of the services obtained from Mercer during 2001 was approximately $317,400. Mr. Borelli, who has served as a member of the Board of Directors of the Company since January 2000, is a Senior Advisor and the Retired Chief Financial Officer of MMC.

Relationship with New York Life

  Pharmacy Benefit Management Services and Related Items

   Pursuant to agreements with New York Life, the Company provides pharmacy benefit management services to employees and retirees of New York Life and certain New York Life health insurance policyholders. During 2001, the total revenues that the Company derived from all services provided to New York Life were approximately $21,800,000, or 0.2% of the Company's total revenues for 2001.

  Stockholder and Registration Rights Agreement

   New York Life, a New York mutual insurance company of which NYLife is a subsidiary, and the Company are parties to a Stockholder and Registration Rights Agreement dated as of October 6, 2000 entered into in connection with the November 2000 Offering, and amended August 17, 2001. The principal terms of this agreement are described below.

   Conversion of Class B Common Stock. New York Life agreed (for itself and on behalf of its subsidiaries), to convert each issued and outstanding share of Class B Common Stock into one share of Class A Common Stock contemporaneously with the completion of the November 2000 Offering.

   Rights Regarding the Board of Directors. As long as New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold 3,000,000 or more shares of the Common Stock (excluding the Forward Sale Shares), and such shares together with the Forward Sale Shares constitute 5% or more of the Company's outstanding voting stock, New York Life has the right to designate for nomination two directors to the Company's Board of Directors. The Company is required to use the same efforts to cause the election of such designees to the Board of Directors as it uses with its other nominees for director. If New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold 3,000,000 or more shares (excluding the Forward Sale Shares) of the Common Stock, and either (i) such shares, including any Forward Sale Shares, constitute less than 5% of the Company's outstanding voting stock as of the date of such calculation, or (ii) such shares, excluding any Forward Sale Shares, constitute less than 5% of the Company's outstanding voting stock as of August 17, 2001, then the number of directors New York Life shall be permitted to designate to the Board of Directors shall be reduced to one. If New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold less than 3,000,000 shares (excluding the Forward Sale Shares) of our Common Stock, the number of directors New York Life shall be permitted to designate to the Board of Directors shall be reduced to zero. If a vacancy occurs with respect to a director which New York Life had the right to designate, and New York Life has the right at such time to designate a director for nomination, New York Life is entitled to designate a director to fill the vacancy. If the Company nominates for election those persons designated by New York Life, New York Life and its non-investment subsidiaries that hold shares are required to vote their shares of voting stock in favor of all directors nominated for such election. Finally, so long as New York Life is entitled to nominate two directors, the Company has agreed to appoint one of the New York Life directors to each standing committee of its Board of Directors, except the Audit Committee. Pursuant to the agreement, upon the consummation of the November 2000 Offering, all but two of the directors on the Board of Directors affiliated with New York Life resigned.

   Registration Rights. So long as New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold more than 3,000,000 shares of the Common Stock, New York Life may request that the Company effect up to three registrations of all or part of such shares under the Securities Act of 1933. One of these registrations may be requested to be effected as a shelf registration pursuant to Rule 415 under the Securities Act, and two of these registrations may be requested to be effected as firm commitment underwritten offerings under the Securities Act. The Company is not obligated to file a registration statement at the request of New York Life: (1) within 180 days after the closing of the November 2000 Offering; (2) within a period of 90 days after the effective date of any other registration statement of the Company (other than a registration statement on Form S-8 or its equivalent); or (3) while a registration statement relating to a shelf registration filed at the request of New York Life is effective under the Securities Act. In addition, so long as New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold in excess of 3,000,000 shares of Common Stock, if the Company proposes to register shares of Common Stock for the Company's account under the Securities Act (other than a registration on Form S-8 or its equivalent), New York Life shall have piggy-back rights with respect to such registration. The underwriters of any such offering have the right to limit the number of shares included by New York Life in any such registration if the managing underwriter indicates that, in its opinion, the number of shares to be included by New York Life would adversely affect the offering. The Company will bear the expenses of any registration described in this paragraph.

   Voting of Common Stock. New York Life and its subsidiaries have agreed to vote any shares of Common Stock held by them (including the Trust shares) in favor of (a) the slate of nominees for the Company's Board of Directors recommended by the Company's management, and (b) the 2000 LTIP which was approved at the Company's 2001 Annual Meeting of Stockholders. However, these voting requirements do not apply to any of the Forward Sale Shares held by third parties pursuant to the Forward Sale Contract and which New York Life would have to recall in order to vote, provided that (i) New York Life gives proper notice to the Company indicating that such shares are being held by third parties, and (ii) the Company does not require New York Life to nonetheless recall such shares. The Company has not called for the recall of such shares to be voted at the Meeting.

   Voting of Common Stock Underlying the Trust Securities. New York Life and its subsidiaries have agreed to vote any shares of Common Stock that may be delivered by the Trust in the same proportion and to the same effect as the votes cast by the Company's other stockholders at any meeting of stockholders, subject to certain exceptions described above including the election of directors as described above.

   Term. The Stockholder and Registration Rights Agreement shall terminate on the earlier of: (1) eight years from the closing of the November 2000 Offering or (2) at such time as New York Life and its non-investment subsidiaries, in the aggregate, beneficially hold less than 3,000,000 shares of Common Stock.

  Other Agreements and Transactions

   From 1989, when NYLCare acquired all of the outstanding stock of the Company, through June 15, 1992, the Company was included in consolidated groups with New York Life for federal income tax purposes. The Company is no longer entitled by law to be included in the consolidated tax groups and will continue as a party to its tax allocation agreements with New York Life only for purposes of adjustments to tax liabilities for the years in which it was included in those consolidated groups.

   New York Life Benefit Services, Inc., a subsidiary of New York Life, administers the Company's 401(k) plan. The Company paid New York Life Benefit Services approximately $75,000 for such services during 2001.

          II.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The firm of PricewaterhouseCoopers LLP served as the Company's independent accountants for the year ended December 31, 2001. The Board of Directors has appointed, subject to stockholder ratification, PricewaterhouseCoopers LLP to act in that capacity for the year ending December 31, 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders. New York Life and its subsidiaries have indicated their intention to vote their shares which are not subject to the Trust in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002, including the Forward Sale Shares if New York Life votes such shares at the Meeting. The Trust shares are to be voted in the same proportion and to the same effect as the votes cast by the other stockholders at the Meeting.

   Although the Company is not required to submit this appointment to a vote of the stockholders, the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as principal independent auditors. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and the Board of Directors will reconsider the appointment. Even if the appointment is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders

Audit Fees

   PricewaterhouseCoopers LLP billed the Company $394,000 in the aggregate for professional services rendered for the audit of the Company's annual financial statements for 2001 and the reviews of the financial statements included in the Company's Form 10-Q's for 2001.

Financial Information Systems Design and Implementation Fees

   During 2001, PricewaterhouseCoopers LLP did not provide the Company with any professional services relating to financial information systems design or implementation.

All Other Fees

   PricewaterhouseCoopers LLP billed the Company $1,209,000 in the aggregate for services rendered by it, other than the services covered above, for 2001. These services were as follows:

                 Tax consulting and compliance........ $774,000
                 Transaction support and due diligence $ 32,000
                 Other services(a).................... $403,000

--------
(a) Other services includes benefit plan audits, projects involving the assessment of the Company's progress towards compliance with federal privacy regulations under HIPAA, an e-business infrastructure review and other miscellaneous items.

   The Audit Committee has considered whether the provision of the services other than the audit and financial review services is compatible with maintaining PricewaterhouseCoopers LLP's independence.

   The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002.

                             STOCKHOLDER PROPOSALS

   In accordance with the amended Bylaws of the Company, a stockholder who at any annual meeting of stockholders of the Company intends to nominate a person for election as a director or present a proposal must so notify the Secretary of the Company, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the reasons for and interest of such stockholder in the proposal. Generally, to be timely, such notice must be received by the Secretary not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year's annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year's meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For the Company's annual meeting to be held in 2003, any such notice must be received by the Company at its principal executive offices between January 22, 2003 and February 21, 2003 to be considered timely for purposes of the 2003 Annual Meeting. Any person interested in making such a nomination or proposal should request a copy of the relevant Bylaw provisions from the Secretary of the Company. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission's requirements that a stockholder must meet to have a proposal included in the Company's Proxy Statement.

   Stockholder proposals intended to be presented at the 2003 Annual Meeting must be received by the Company at its principal executive office no later than December 23, 2002, in order to be eligible for inclusion in the Company's Proxy Statement and Proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of Proxies.

                                 OTHER MATTERS

   Management does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the Meeting.

                    VOTING VIA THE INTERNET OR BY TELEPHONE

   Please note that there are separate Internet and telephone voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Shares Registered Directly in the Name of the Stockholder

   Stockholders with shares registered directly with the Company's transfer agent, American Stock Transfer & Trust Company ("AmStock"), may vote telephonically by calling 1-800-PROXIES (1-800-776-9437) on a touch-tone telephone, or via the Internet at AmStock's voting site on the World Wide Web (www.voteproxy.com). A Control Number located on the proxy card will be utilized to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded.

Shares Registered in the Name of a Brokerage Firm or Bank

   A number of brokerage firms and banks are participating in a program that also offers telephone and Internet voting options. This program is likely different from the program provided by AmStock for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank which participates in an electronic voting program, you may vote those shares telephonically or via the Internet by following the instructions included on your proxy card.

                         ONLINE DELIVERY OF DOCUMENTS

   If you would like to receive next year's Proxy Statement, Annual Report and all other stockholder information exclusively online, you may register on our website at www.express-scripts.com.

                            SOLICITATION OF PROXIES

   The Company will bear the cost of the solicitation of Proxies for the Meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company's officers, directors and employees, without special compensation for such activities. We have also hired MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. MacKenzie will receive a fee for such services of approximately $3,000, plus reasonable out-of-pocket expenses, which will be paid by the Company.

                                          By Order of the Board of Directors

                                          /s/ Thomas M. Boudreau
                                          Thomas M. Boudreau
                                          Secretary
April 24, 2002

[LOGO] EXPRESS SCRIPTS
       Charting the Future of Pharmacy

                                                                 April 24, 2002


Dear Stockholder:

     The Annual Meeting of Stockholders of Express Scripts, Inc. will be held at the offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, at 9:30 a.m. on Wednesday, May 22, 2002.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, vote by telephone or the Internet or execute the attached Proxy form below, and return it promptly in the envelope provided.


                              EXPRESS SCRIPTS, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 22, 2002 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Barrett A. Toan and David A. Lowenberg, or either one of them, as attorneys-in-fact, agents and proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of the undersigned in Express Scripts, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company to be held on May 22, 2002 at 9:30 A.M., at the offices of the Company, 13900 Riverport Drive, Maryland Heights, Missouri 63043, or at any adjournment thereof, upon the matters described in the Notice of such Meeting and accompanying Proxy Statement, receipt of which is acknowledged, and upon such other business as may properly come before the Meeting or any adjournments thereof, hereby revoking any proxies heretofore given. Please sign exactly as the name(s) appear on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officers. If a partnership, please sign in partnership name by authorized persons.

                  (Continued and to be signed on other side.)

                       ANNUAL MEETING OF STOCKHOLDERS OF
                             EXPRESS SCRIPTS, INC.
                                  MAY 22, 2002

       -------------------------------------------------------------------
                            PROXY VOTING INSTRUCTIONS
       -------------------------------------------------------------------

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                                                     ---------------------------
YOUR CONTROL NUMBER IS  ->
                                                     ---------------------------


             [X] Please Detach and Mail in the Envelope Provided [X]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  X     Please mark your votes
        as in this example.
--------------------------------------------------------------------------------

(1) Election of Directors

  [ ] FOR ALL THE NOMINEES LISTED BELOW           [ ] WITHHOLD AUTHORITY TO VOTE
       (except as marked to the contrary               FOR ALL NOMINEES LISTED
       below)                                          BELOW

NOMINEES:

STUART L. BASCOMB                       JOHN O. PARKER, JR.
GARY G. BENANAV                         SEYMOUR STERNBERG
FRANK J. BORELLI                        BARRETT A. TOAN
BARBARA B. HILL                         HOWARD L. WALTMAN
NICHOLAS J. LaHOWCHIC                   NORMAN ZACHARY
THOMAS P. Mac MAHON


INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.

   ------------------------------------------------------

                                                  For     Against     Abstain
                                                  ---------------------------

(2) Ratification of the appointment of             [_]      [_]         [_]
PricewaterhouseCoopers LLP as the Company's independent accountants for 2002


     This Proxy will be voted "FOR" items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, the Proxy will be voted in accordance with the recommendation of management.

     (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)


                                                        Dated:
--------------------    -------------------------------       ------------------
 (Signature)             (Signature if held jointly)

NOTE: Please sign exactly as the name(s) appear on this proxy card. When shares are held by joint tentants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officers. If a partnership, please sign in partnership name by authorized persons.